Exhibit 10.24

First Amendment
to the
Phillips 66 Key Employee Deferred Compensation Plan Title II
Effective January 1, 2013

The Phillips 66 Key Employee Deferred Compensation Plan Title II (Effective for benefits earned or vested after December 31, 2004) effective May 1, 2012 (Plan) is amended effective January 1, 2013 as provided below:

1. A new Section 15(e) is added to provide as follows:

“(e)
Notwithstanding anything herein to the contrary, any right or interest of a Participant under this Plan is subject to forfeiture or recoupment, in whole or in part, under applicable law, including the Sarbanes-Oxley Act and the Dodd-Frank Act. A Participant’s rights or interests under this Plan are also subject to forfeiture or recoupment in the event such Participant’s negligence or misconduct results in materially misstated financial or other data, as determined by the Human Resources & Compensation Committee and the Audit Committee of the Board.”

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